                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to 14a-11(c) or Rule 14a-12

                        Briggs and Stratton Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:


          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ---------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

          ---------------------------------------------------------------------

     (3)  Filing party:

          ---------------------------------------------------------------------

     (4)  Date filed:

          ---------------------------------------------------------------------

                         BRIGGS & STRATTON CORPORATION



                            [BRIGGS & STRATTON LOGO]



                            12301 WEST WIRTH STREET
                           WAUWATOSA, WISCONSIN 53222





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     NOTICE is hereby given that the Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (hereinafter called the Corporation), will be held at the Doral Arrowwood Conference Center, Anderson Hill Road, Rye Brook, New York 10573, on Wednesday, October 21, 1998, at 9:00 a.m. Eastern Daylight Time, for the following purposes:


     (a) To elect three directors to serve for three-year terms expiring in 2001; and


     (b) To take action with respect to any other matters that may be brought before the meeting and that might be considered by the shareholders of a Wisconsin corporation at their annual meeting.

     By order of the Board of Directors


     Wauwatosa, Wisconsin
     September 8, 1998

                                          ROBERT H. ELDRIDGE, Secretary












     YOUR VOTE IS IMPORTANT TO INSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. PLEASE SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.


     The Doral Arrowwood Conference Center is located in Rye Brook, New York, about 25 miles north of Midtown Manhattan, New York and 5 miles from the Westchester County (White Plains) Airport.

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by the Board of Directors of Briggs & Stratton Corporation of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of the Corporation to be held on October 21, 1998 and any adjournments thereof. Only shareholders of record at the close of business on August 27, 1998 will be entitled to notice of and to vote at the meeting. The shares represented by each valid proxy received in time will be voted at the meeting and, if a choice is specified on the proxy, such shares will be voted in accordance with that specification. Shareholders may revoke proxies at any time to the extent they have not been exercised. The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by use of the mails; however, some solicitation may be made by regular employees of the Corporation, without additional compensation therefor, by telephone, by facsimile, or in person. In addition, the Corporation has retained Georgeson & Company, Inc. to assist in its proxy solicitation efforts, at a fee to the Corporation anticipated not to exceed $9,500 plus reasonable out-of-pocket expenses. On the record date, the Corporation had outstanding 23,623,591 shares of $.01 par value common stock entitled to one vote per share.


     A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. If a quorum exists, the affirmative vote of a majority of the votes represented at the meeting will be required for the election of directors. A vote withheld from the election of directors shall count toward the quorum requirement and shall have the effect of a vote against the director nominee or nominees. The Inspectors of Election appointed by the Board of Directors shall count the votes and ballots.


     The Corporation's principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. It is expected that this Proxy Statement and the form of proxy will be mailed to shareholders on or about September 8, 1998.


(a) ELECTION OF DIRECTORS

     The Board of Directors of Briggs & Stratton is divided into three classes, with the term of office of each class ending in successive years. Three directors are to be elected to serve for a term of three years each expiring in 2001 and six directors will continue to serve for the terms designated in the following schedule. All directors are elected subject to the Bylaw restriction that no director shall serve beyond the Annual Meeting of Shareholders following their attainment of age 70. It is intended that proxies received in response to this solicitation will be voted for the election of the nominees named below or, in the event of a contingency not presently foreseen, for the election of other persons who may be nominated as substitutes.

     Each nonemployee director of the Corporation receives an annual retainer fee of $20,000, a fee of $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended in conjunction with a Board meeting, a fee of $1,500 for each Committee meeting not held in conjunction with a Board meeting, and a fee of $250 for participating in any written consent resolution. Nonemployee directors may elect to defer receipt of all or a portion of their directors' fees until any date but no later than the year in which the director attains the age of 71 years. Participants may elect to have deferred amounts either: (a) credited with interest quarterly at 80% of the prevailing prime rate or (b) converted into common share units, based on the deferral date closing price of the Corporation's common stock, and credited with an amount equivalent to any dividend paid on the Corporation's common stock, which shall be converted into additional common share units. All distributions shall be paid in cash. Nonemployee directors are also provided with $150,000 of coverage under the Corporation's Business Travel Accident Plan while on corporate business.


     Nonemployee directors participate in a Director's Leveraged Stock Option Plan. In general, the Plan is structured such that each nonemployee director may receive a grant of nonqualified stock options ("LSOs"), the number of such LSOs to be determined by reference to the Company Performance Factor achieved under the Economic Value Added Incentive Compensation Plan ("EVA(R) Plan"). When Company performance reaches target under the EVA Plan, each nonemployee director will be awarded 2,000 options. Company performance exceeding target will result in additional shares granted on a sliding scale. Performance less than target may result in no option grants. The LSOs are premium priced with the exercise price equal to the exercise price for LSOs granted under the LSO Program for Senior Executives of the Corporation. These LSOs become exercisable after they have been held for three years, and they expire at the end of five years. The Director's LSO Plan is structured so that a fair return must be provided to the Corporation's shareholders before the options become valuable. In August 1998, each nonemployee director received a grant of 1,000 LSOs, based on the Company Performance Factor for fiscal 1998.


EVA(R) is a registered trademark of Stern Stewart & Co.




                                                                                          YEAR FIRST
                                                                                           BECAME A
NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS                      DIRECTOR
----------------------------------------------------------------------                    ----------
NOMINEES FOR ELECTION AT THE ANNUAL MEETING (CLASS OF 2001):
       EUNICE M. FILTER, 57 (1)(3)                                                        1997
          Vice President, Treasurer and Secretary of Xerox Corporation,
          a manufacturer of office equipment. Vice President and Secretary since 1984 and Treasurer since 1990. Director of Baker Hughes,
          Inc., Xerox Credit Corporation and Xerox Canada, Inc.


        CLARENCE B. ROGERS, JR., 68 (1)(2)(3)                                             1991
          Chairman of Equifax Inc., a provider of information based
          administrative services, since 1992. Chief Executive Officer
          (1989-1995) and President (1989-1992). Director of Morgan
          Stanley Dean Witter & Co.; Equifax Inc.; Oxford Industries,
          Inc.; Sears, Roebuck & Co. and ChoicePoint, Inc.


       FREDERICK P. STRATTON, JR., 59 (3) (4)                                             1976
          Chairman and Chief Executive Officer of the Corporation since
          1986. Also President (1992-1994). Director of Banc One Corporation;
          Midwest Express Holdings, Inc.; Weyco Group Inc.; Wisconsin Electric
          Power Company and Wisconsin Energy Corporation.

                                                                                                YEAR FIRST
                                                                                                 BECAME A
NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS                            DIRECTOR
---------------------------------------------------------------------                           ----------
INCUMBENT DIRECTORS (CLASS OF 2000):
      ROBERT J. O'TOOLE, 57 (1) (2)                                                              1997
        Chairman of the Board, President and Chief Executive Officer,
        A.O. Smith Corporation, a diversified manufacturer whose major products include electric motors and water heaters. Chairman since 1992, Chief Executive Officer since 1989 and President since 1986. Director of Firstar Corporation, Firstar Bank
        Milwaukee, N.A., Protection Mutual Insurance Co. and
        A.O. Smith Corporation.


      JOHN S. SHIELY, 46 (4)                                                                     1994
        President and Chief Operating Officer of the Corporation since 1994.
        Executive Vice President - Administration (1991-1994). Director of
        Consolidated Papers, Inc., M&I Marshall & Ilsley Bank and Quad/Graphics,
        Inc.


      CHARLES I. STORY, 44 (1) (3)                                                               1994
        President and Chief Executive Officer, INROADS, Inc., a national non-
        profit training and development organization which prepares talented minorities for careers in business and engineering, since 1993. Director of INROADS, Inc. and ChoicePoint, Inc. Advisory Director of First American
        National Bank.


INCUMBENT DIRECTORS (CLASS OF 1999):

      MICHAEL E. BATTEN, 58 (1) (2) (4)                                                          1984
        Chairman and Chief Executive Officer of Twin Disc, Incorporated,
        manufacturer of power transmission equipment. Chairman since 1989 and
        Chief Executive Officer since 1983. Director of Firstar Corporation,
        Simpson Industries, Inc., Twin Disc, Incorporated and Universal Foods
        Corporation.


      ROBERT H. ELDRIDGE, 59                                                                     1988
        Executive Vice President and Chief Financial Officer, Secretary-Treasurer
        of the Corporation since April 1995. Secretary-Treasurer (1984-1995).
        Director of M&I Northern Bank.


      PETER A. GEORGESCU, 59 (1) (3)                                                             1986
          Chairman and Chief Executive Officer of Young & Rubicam Inc., an
          international communications firm; Chairman since January 1995 and Chief
          Executive Officer since January 1994. President (1990-1994). Director of
          Young & Rubicam Inc.

                                                           Footnotes (1), (2), (3) and (4) are on page 4.

(1) Member of Audit Committee, of which Mr. Batten is Chairman. The Audit Committee, composed of all outside directors, makes recommendations to the Board of Directors regarding the engagement of independent public accountants to audit the books and accounts of the Corporation and reviews with such accountants the audited financial statements and their report thereon. The Audit Committee also reviews and approves all non-audit services performed by the independent public accountants, reviews such accountants' recommendations on accounting policies and internal controls, reviews internal accounting and auditing procedures, and monitors internal programs to insure compliance with law and to avoid conflicts of interest. The Audit Committee held three meetings during fiscal 1998.


(2) Member of Nominating, Compensation and Governance Committee, a committee composed of outside directors, of which Mr. Rogers is Chairman. The Nominating, Compensation and Governance Committee: (a) proposes to the Board of Directors a slate of nominees for election by the shareholders at the Annual Meeting of Shareholders and prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements; (b) reviews candidates recommended by shareholders for election to the Board of Directors; (c) develops plans regarding the size and composition of both the Board of Directors and Committees; (d) considers executive compensation, benefits and succession planning issues and makes appropriate recommendations to the Board of Directors; (e) administers The Briggs & Stratton Corporation Stock Incentive Plan and the Economic Value Added Incentive Compensation Plan; and (f) prepares on an annual basis a report on executive compensation. The Nominating, Compensation and Governance Committee, formerly known as the Nominating and Salaried Personnel Committee, held four meetings during fiscal 1998.


     The Committee will consider candidates for the Board of Directors recommended by a shareholder who submits such recommendation in writing to the Secretary of the Corporation at its principal office in Wauwatosa, Wisconsin, stating the shareholder's name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. All letters suggesting candidates must be received by the Secretary of the Corporation on or before May 1 of the year of the Annual Meeting of Shareholders in which the candidate's nomination would be acted upon.


     Any direct nominations by shareholders for the Board of Directors must be made in accordance with the information and timely notice requirements of the Corporation's Bylaws, a copy of which may be obtained from the Secretary of the Corporation. Among other things, such nominations must be in writing and, for consideration at the 1999 Annual Meeting, received by the Secretary no later than July 23, 1999.


(3) Member of Planning Committee, of which Mr. Stratton is Chairman. This Committee reviews with management the product and marketing plans for the Corporation. There were three meetings held during fiscal 1998.


(4) Member of Executive Committee. The Executive Committee is authorized to exercise the authority of the Board of Directors in the management of the business and the affairs of the Corporation between meetings of the Board, except as provided in the Bylaws. The Executive Committee held no meetings during fiscal 1998.


     The Board of Directors held four meetings in fiscal 1998. All of the Directors attended over 75% of the meetings of the Board and Committees upon which they serve.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table presents the names of persons known to the Corporation to be the beneficial owners of more than 5% of the outstanding shares of its common stock.



   NAME AND ADDRESS OF          AMOUNT AND NATURE OF      PERCENT OF
   BENEFICIAL OWNER             BENEFICIAL OWNERSHIP        CLASS
   ------------------------------------------------------------------
   Pioneering Management Corp.    1,940,000 (a)             8.2%
   60 State Street
   Boston, Massachusetts 02109
   ------------------------------------------------------------------


     (a) Pioneering Management Corp. reports that as of August 3, 1998 it had sole voting power and sole dispositive power with respect to all 1,940,000 shares.


     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of common stock of the Corporation by each director, nominee and named executive officer, and by all directors, nominees and executive officers as a group, as of the record date.



                                                                             NATURE OF BENEFICIAL OWNERSHIP
                                                                         -----------------------------------
                                         TOTAL NO.                           SOLE       SHARED       SOLE
                                        OF SHARES           PERCENT       VOTING AND  VOTING AND    VOTING
                                       BENEFICIALLY            OF          INVESTMENT  INVESTMENT    POWER
DIRECTORS AND EXECUTIVE OFFICERS          OWNED              CLASS           POWER       POWER        ONLY
--------------------------------       -------------        --------        --------   ----------   -------

Michael E. Batten                          900                  *                900           0           0
Robert H. Eldridge                     307,702 (a) (b)         1.2           128,751     174,200       4,751
Eunice M. Filter                           500                  *                500           0           0
Peter A. Georgescu                       2,300                  *                  0       2,300           0
Michael D. Hamilton                    132,405 (a)              *            128,847           0       3,558
Robert J. O'Toole                            0                  *                  0           0           0
Clarence B. Rogers, Jr.                  2,000                  *              2,000           0           0
John S. Shiely                         448,654 (a) (c)         1.8           158,153     288,000       2,501
Charles I. Story                           700                  *                300         400           0
Frederick P. Stratton, Jr.           1,113,502 (a) (b) (c)     4.5           370,304     736,908       6,290
James A. Wier                          130,297 (a)              *            113,047      13,092       4,158
All directors, nominees and
executive officers as a group
(21 persons including the
above named)                         2,090,582 (a)             8.4%        1,285,984     760,899      43,699

* Less than 1%.


(a) Includes shares issuable pursuant to stock options exercisable within 60 days for Messrs. Eldridge, Hamilton, Shiely, Stratton, Wier, and all directors, nominees and executive officers as a group of: 122,524; 114,347; 133,153; 343,304; 113,047 and 1,179,964; respectively.


(b) Includes 174,200 shares in the Briggs & Stratton Retirement Plan as to which Mr. Stratton and Mr. Eldridge share beneficial ownership through joint voting and investment power.


(c) Includes 288,000 shares in the Briggs & Stratton Corporation Foundation as to which Mr. Stratton and Mr. Shiely share beneficial ownership through joint voting and investment power.


     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.


     In addition to the common shares reported above, Mr. Rogers has acquired 2,025 phantom stock units through his deferral of director fees under the Deferred Compensation Plan for Directors and Mr. Stratton has acquired 3,110 phantom stock units through compensation deferrals under the 1995 Deferred Compensation Agreement.

                               PERFORMANCE GRAPH

The chart below shows a comparison of the cumulative return over the last five fiscal years had $100 been invested at the close of business on June 30, 1993 in each of Briggs & Stratton common stock, the Standard & Poor's (S&P) 500 Index and the S&P Machinery Index.


                 FIVE YEAR CUMULATIVE TOTAL RETURN COMPARISON*
   BRIGGS & STRATTON VERSUS PUBLISHED INDICES (S&P 500 AND S&P MACHINERY)


                                 [LINE GRAPH]


                                   6/93  6/94  6/95  6/96  6/97  6/98
                                   ----  ----  ----  ----  ----  ----
[D] Briggs & Stratton Corporation   100   103   118   144   179   138
[S] S&P 500                         100   101   128   161   217   282
[X] S&P Machinery (diversified)     100   109   138   158   228   228

     * Total return calculation is based on compounded monthly returns with reinvested dividends.



               NOMINATING, COMPENSATION AND GOVERNANCE COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Corporation's Nominating, Compensation and Governance Committee (the "Committee"), which is comprised of three outside directors of the Corporation, is responsible for considering and approving compensation arrangements for senior management of the Corporation, including the Corporation's executive officers and the chief executive officer. The objectives of the Committee in establishing compensation arrangements for senior management continue to be as follows: (i) to attract and retain key executives who are important to the continued success of the Corporation and its operating divisions; and (ii) to provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders' investment.


     The primary components of the Corporation's executive compensation program are (i) base salary, (ii) incentive compensation bonuses and (iii) incentive stock options.


     The Committee believes that:

- The Corporation's incentive plans provide very strong incentives for management to increase shareholder value;

- The Corporation's pay levels are appropriately targeted to attract and retain key executives; and

- The Corporation's total compensation program is a cost-effective strategy to increase shareholder value.


BASE SALARIES

     The Committee reviews officers' base salaries annually. Salaries are based on level of responsibility and individual performance. It is the Committee's objective that base salary levels, in the aggregate, be at or modestly above competitive salary levels. The Committee defines a competitive salary level as the average for similar responsibilities in similar companies. In setting fiscal 1998 base salaries, the Committee reviewed compensation survey data provided by its outside consultant, Hewitt Associates, for a Comparator Group of companies (which is not the same group of companies included in the S&P Machinery Index), in the general sales dollar size range and broad industry sector of the Corporation. The Committee was satisfied that the salary levels set would achieve the Committee's objective. As a result of this process, Mr. Stratton received an increase in base salary of 5.2% in fiscal 1998.


INCENTIVE BONUSES

     The Corporation maintains an Economic Value Added ("EVA") Incentive Compensation Plan (the "Plan", or "EVA Plan"), the purpose of which is to provide incentive compensation to certain key employees, including all executive officers, in a form which relates the financial reward to an increase in the value of the Corporation to its shareholders. In general, EVA is the excess of net operating profit after taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of the firm's capital, and is the weighted average cost of (i) equity capital based on a 30-year Treasury Bond yield plus the product of the average equity risk premium and the business risk index for the Corporation, and (ii) debt capital equal to actual after-tax debt cost. EVA improvement is the financial performance measure most closely correlated with increases in shareholder value.


     Under the EVA Plan, the Accrued Bonus for a participant for any fiscal year is equal to the aggregate of 50% of the Company Performance calculation (Base Salary X Target Incentive Award X Company Performance Factor) plus 50% of the Individual Performance calculation (Base Salary X Target Incentive Award X Individual Performance Factor). The intent of the Plan is to reward executives based on their ability to continuously improve the amount of EVA earned on behalf of shareholders. For all of the executives named in the Summary Compensation Table, the Committee determined that the Individual Performance Factor would be the same as the Company Performance Factor. Individual target incentive awards under the Plan ranged from 20% to 90% of base compensation for fiscal 1998. For the same year, Mr. Stratton's individual target incentive award was 90%. His fiscal 1998 bonus reflects a payout of 61% of his target incentive award.


     The Company Performance Factor is determined by reference to the amount of improvement or deterioration in EVA. If the annual EVA is in excess of the Target EVA, the Company Performance calculation will produce an amount in excess of the Target Incentive Award; if the annual EVA is less than the Target EVA, the Company Performance calculation will produce an amount less than the Target Incentive Award. There is no cap and no floor on the accrued bonus. The Target EVA is the average of the Target EVA and Actual EVA for the prior Plan year plus an Expected Improvement. Expected Improvement for each fiscal year is $4 million. In the event the average of the Target EVA and the Actual EVA for the prior year exceeds $25 million, the Expected Improvement factor will not be added to the target. For fiscal 1998 the Target EVA was $22 million.

     The Individual Performance Factor is determined by the executive to whom the participant reports, subject to approval by the Committee, and is the average (or weighted average) of one or more quantifiable or non-quantifiable factors (called "Supporting Performance Factors"). Supporting Performance Factors represent an achievement percentage continuum that ranges from 50% to 150% of the individual target award opportunity, and will be enumerated from .5 to 1.5 based on such continuum. However, if approved by the Committee, Supporting Performance Factors which are the same as the Company Performance Factor or are based on divisional EVA are uncapped.

     The EVA bonus plan provides the powerful incentive of an uncapped bonus opportunity, but also uses a "Bonus Bank" feature to ensure that extraordinary EVA improvements are sustained before extraordinary bonus awards are paid out. The Bonus Bank feature applies to those participants determined by the Committee to be Senior Executives under the Plan. All of the executive officers, including those named in the Summary Compensation Table, were designated Senior Executives for fiscal 1998. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance. The bonus paid is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the new Bonus Bank balance. A Bonus Bank account is considered "at risk" in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. Thus, extraordinary EVA improvements must be sustained for several years to ensure full payout of the accrued bonus. In the event the outstanding Bonus Bank balance at the beginning of the year is negative, the bonus paid is limited to the accrued bonus up to a maximum of 75% of the target bonus. The executive is not expected to repay negative balances. On termination of employment due to death, disability or retirement, the Available Balance in the Bonus Bank will be paid to the terminating executive or his designated beneficiary or estate. Executives who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any positive Available Balance.

STOCK INCENTIVE PLAN

     In 1990, the shareholders approved the Corporation's Stock Incentive Plan ("Incentive Plan"). The Incentive Plan authorizes the Committee to grant to officers and other key employees stock incentive awards in the form of one or any combination of the following: stock options, stock appreciation rights, deferred stock, restricted stock and stock purchase rights. In early 1993, the Committee worked with a consultant engaged at that time to adopt a method of granting options which more closely aligns financial reward to optionees to the long-term performance of the Corporation.

     The Committee determined that for a five year period, beginning in fiscal 1994, the sole form of options to be granted under the Incentive Plan would be leveraged stock options (LSOs), and therefore an amendment to the Incentive Plan increasing the number of shares available for LSO grants was submitted to shareholders and approved at the October 1993 Annual Meeting. Effective beginning in fiscal 1994, an amount equal to the annual Total Bonus Payout under the EVA Plan for officers and key employees covered by the Incentive Plan is awarded in the form of LSOs, which can be either Incentive Stock Options or Non-Qualified Stock Options under the Stock Option part of the Incentive Plan. All options granted have a term of 5 years and become exercisable at the end of 3 years.

     On August 5, 1998, after publication of financial results for fiscal 1998, the Committee granted LSOs to all Senior Executives, including all executive officers, based on the amount of their Total Bonus Payout under the EVA Plan for fiscal 1998. The calculation of the number of options granted to each executive, and the method of determining their exercise price, is described below. These Leveraged Stock Options provide a form of option grant that simulates a stock purchase with 10:1 leverage. Because the leveraged options granted in 1998 have a premium exercise price and a term of five years, the current Black-Scholes value of these options is only 14.1% of the grant date stock price. The number of leveraged options granted to Mr. Stratton was determined in the manner described and was based on his incentive bonus for fiscal 1998.

     The number of LSOs granted to a Senior Executive is determined by dividing the Total Bonus Payout by 10% of the fair market value (FMV) of the Corporation stock on the date of grant. The exercise price of the option is the product of 90% of the FMV on the date of grant times the Estimated Annual Growth Rate compounded over the five year term of the option. The Estimated Annual Growth Rate equals the average daily closing 30-year U.S. Treasury Bond yield for March in the year of grant plus 1%.

  The maximum number of LSOs to be granted each year is 600,000, and the maximum number of LSOs that may be granted cumulatively under the LSO Program is 2,539,986. If the Total Bonus Payout under EVA produces more than 600,000 LSOs in any year, LSOs granted to all Senior Executives for that year will be reduced pro-rata based on proportionate Total Bonus Payouts under the EVA Plan. The amount of such reduction shall be carried forward to subsequent years and invested in LSOs to the extent the annual limitation is not exceeded in such years. The LSO Program is intended to exist for a five-year period until 1999.

  Internal Revenue Service regulations limit the deductibility by a corporation of compensation paid to the Chief Executive Officer and the other executive officers whose compensation is required to be reported in the Summary Compensation Table to $1 million unless certain conditions are met. After careful consideration of other alternatives for maintaining the deductibility of compensation earned in excess of the $1 million cap by any of the covered executives, the Committee recommended to the Board adoption of a resolution requiring any corporate officer whose compensation might be expected to exceed the cap to enter into a Deferred Compensation Agreement for fiscal 1999. Mr. Stratton has entered into such an Agreement, under which he will defer any amounts earned in excess of the cap to the fiscal year following the year in which he leaves the employment of the Corporation. Pursuant to such agreement, Mr. Stratton elected that amounts deferred be converted into phantom stock units, based on the deferral date closing price of the Corporation's common stock. Each year an amount equal to the dividends that would have been paid on such units had they been actual shares of common stock is converted to additional phantom stock units. Following termination, Mr. Stratton will be entitled to receive either cash in an amount equal to the then-current market value of the phantom stock units or a number of shares of Corporation common stock equal to the number of units of phantom stock. Therefore, Mr. Stratton's return on investment will be directly aligned with that of all other shareholders in that the amount of his payout will be affected by dividends paid and the increase or decrease in the price of Briggs & Stratton Corporation stock between the deferral and his time of termination of employment.

  Mr. Stratton entered into a similar agreement for fiscal 1998. However, his compensation for that year did not exceed $1 million and, therefore, pursuant to the terms of the Agreement, no compensation was deferred.


                            NOMINATING, COMPENSATION AND GOVERNANCE COMMITTEE:
                            Clarence B. Rogers, Jr., Chairman
                            Michael E. Batten
                            Robert J. O'Toole

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

The table which follows sets forth certain information for each of the last three fiscal years concerning the compensation paid by the Corporation to the Corporation's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "named executive officers"):



                           SUMMARY COMPENSATION TABLE


                                                                          LONG-TERM COMPENSATION
                                                                        --------------------------
                                                                          AWARDS         PAYOUTS
                                                                        ---------       ---------
                                                   ANNUAL               SECURITIES
                                             COMPENSATION (1)           UNDERLYING
NAME AND                        FISCAL    ------------------------      OPTIONS/         LTIP            ALL OTHER
PRINCIPAL POSITION               YEAR     SALARY($)     BONUS ($)      SARs (#) (2)  PAYOUTS ($)(3)  COMPENSATION ($)(4)
------------------             -------    ---------    -----------     ------------  --------------  -------------------

F.P. Stratton                    1998     $525,000       $288,225          88,890       $29,264             $7,432
Chairman and                     1997      499,200        247,603          58,480        43,678              7,356
Chief Executive Officer          1996      499,200              0          19,630        65,191              7,147

J.S. Shiely                      1998      367,560        134,527          40,280         9,336              5,184
President and                    1997      356,856        132,750          29,450        13,935              5,273
Chief Operating Officer          1996      344,856              0           6,510        20,798              4,609

M.D. Hamilton                    1998      281,352         85,812          26,670         9,440              7,252
Executive Vice President -       1997      274,488         85,091          19,910        14,090              6,764
Sales & Service                  1996      274,488              0           6,350        21,030              6,502

J.A. Wier                        1998      230,928         85,683          13,320         9,440              7,064
Executive Vice President -       1997      227,208         85,934          10,040        14,090              6,580
Operations                       1996      245,333              0           3,170        21,029              5,575

R.H. Eldridge                    1998      241,824         73,756          22,870         7,923              8,154
Executive Vice President         1997      235,920         73,135          17,060        11,825              7,588
and Chief Financial Officer,     1996      235,920              0           5,330        17,649              7,356
Secretary-Treasurer

(1)  Includes amounts earned in fiscal year, whether or not deferred.

(2) No SARs are outstanding. Option awards reported for fiscal 1998 were granted August 5, 1998 based on executive performance for fiscal 1998.

(3) Figures reflect portion of the bonus bank balances paid with respect to fiscal 1998.

(4) All other compensation for fiscal 1998 for Messrs. Stratton, Shiely, Hamilton, Wier and Eldridge, respectively, includes: (i) matching contributions to the Corporation's Savings and Investment Plan for each named executive officer of $4,344, $4,311, $4,800, $4,800 and $4,800 and
     (ii) the cost of Survivor Annuity Plan coverage for each named executive officer of $3,088, $873, $2,452, $2,264 and $3,354.

STOCK OPTIONS

     The Stock Incentive Plan approved by shareholders provides for the granting of stock options with respect to Common Stock. The following tables set forth further information relating to stock options:

                    OPTION/SAR GRANTS FOR LAST FISCAL YEAR*

                                                                                          GRANT DATE
                              INDIVIDUAL GRANTS                                             VALUE
-------------------------------------------------------------------------------------------------------
                NUMBER OF         % OF TOTAL
                SECURITIES       OPTIONS/SARs
                UNDERLYING        GRANTED TO       EXERCISE OR BASE                       GRANT DATE
               OPTIONS/SARs      EMPLOYEES IN           PRICE            EXPIRATION        PRESENT
NAME           GRANTED (#)       FISCAL YEAR           ($ / SH)             DATE         VALUE ($) **
----           -------------     -------------     -----------------     -----------     -------------

F.P. Stratton    88,890           25.1%               $44.98               8/5/03            $447,513
J.S. Shiely      40,280           11.4%                44.98               8/5/03             202,788
M.D. Hamilton    26,670            7.5%                44.98               8/5/03             134,269
J.A. Wier        13,320            3.8%                44.98               8/5/03              67,059
R.H. Eldridge    22,870            6.5%                44.98               8/5/03             115,138


* Option awards reported for fiscal 1998 were granted August 5, 1998 based on executive performance for fiscal 1998. The methodology used in determining the number of grants awarded and other terms and conditions of the grants are found in the Nominating, Compensation and Governance Committee Report on Executive Compensation. Options become exercisable August 5, 2001. No SARs were granted.


** Black-Scholes values are based on the following assumptions:
   Stock price at date of grant: $35.7188
   Option term: 5 years
   Risk-free interest rate: .0535
   Volatility: .223
   Dividend yield: .025
   Risk-free interest rate is the five year U.S. government bond yield on the date of grant.
   Volatility and yield assumptions are based on monthly price and dividend data for the 36 months ending 6/30/98.
   It should not be concluded that the Corporation supports the validity of the Black-Scholes method or that the values shown in the table as generated by the model represent the amounts an executive might earn upon exercise of the options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES*



                                                        NUMBER OF SECURITIES                    VALUE OF
                                                       UNDERLYING UNEXERCISED           UNEXERCISED IN-THE-MONEY
                                                            OPTIONS/SARs                      OPTIONS/SARs
                SHARES ACQUIRED        VALUE           AT FISCAL YEAR END (#)            AT FISCAL YEAR END ($)
NAME            ON EXERCISE (#)     REALIZED ($)   EXERCISABLE    UNEXERCISABLE        EXERCISABLE      UNEXERCISABLE
----            ---------------     ------------   ------------   -------------        ------------     --------------

F.P. Stratton       4,488           123,695          250,149          329,710            211,172              0
J.S. Shiely         1,500            50,730           94,369          139,540            399,766              0
M.D. Hamilton      38,952           518,034           60,727          106,550            125,239              0
J.A. Wier          50,252           830,263           59,427           80,150            158,953              0
R.H. Eldridge       8,327            82,727           90,925           90,240            598,816              0


* No SARs are outstanding. Options at fiscal year end include options granted August 5, 1998 based on executive performance for fiscal 1998.


LONG-TERM INCENTIVE COMPENSATION

     As described in more detail in the Nominating, Compensation and Governance Committee Report on Executive Compensation, the EVA Plan requires that accrued bonuses payable to Senior Executives in excess of 125% of their target bonus be banked. This occurred in fiscal 1995. The amount in the bonus bank is at risk in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. This occurred in fiscal 1996. In fiscal 1998, the accrued bonus payable did not exceed 125% of the target bonus for any of the named individuals, nor was it negative. Therefore, there was no impact on the bonus bank.

RETIREMENT PLAN

     The Corporation maintains a defined benefit retirement plan (the "Retirement Plan") covering all executive officers and substantially all other Milwaukee employees. Under the Retirement Plan non-bargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee's average of the highest five years' compensation of the last ten calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security (prorated if years of credited service are less than 30). Compensation under the Retirement Plan includes the compensation shown in the Summary Compensation Table under the headings "Salary," "Bonus" and "LTIP Payouts," subject to a maximum compensation set by law ($160,000 for fiscal 1998).

     Executive officers participate in an unfunded program which supplements benefits under the Retirement Plan. Under this program executive officers are provided with additional increments of 0.50 of 1% of compensation per year of credited service over that presently payable under the Retirement Plan to non-bargaining unit employees. In no event can a pension paid under the above described plans to a non-bargaining unit employee exceed 70% of the employee's average monthly compensation.

     Mr. Wier's employment agreement, described on page 14, provides for a supplemental pension benefit which, when aggregated with the pension benefit available under the Retirement Plan calculated in the form of a joint and 50% survivor annuity, shall entitle him to a benefit after 25 years of service of $250,000 per year.

     A trust has been established for deposit of the aggregate present value of the benefits described above for executive officers upon the occurrence of a change in control of the Corporation, which trust would not be considered funding the benefits for tax purposes.

     The following table shows total estimated annual benefits from funded and unfunded sources generally payable to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications calculated on a single-life basis and adjusted for the projected Social Security offset:




                                               ANNUAL PENSION PAYABLE FOR LIFE
  AVERAGE ANNUAL COMPENSATION             AFTER SPECIFIED YEARS OF CREDITED SERVICE
    IN HIGHEST 5 OF LAST 10      --------------------------------------------------------------
  CALENDAR YEARS OF SERVICE      10 YEARS        20 YEARS          30 YEARS           40 YEARS
-----------------------------    ---------       ---------         ---------          ---------
          $200,000               $40,000         $80,000          $120,000            $140,000*
           400,000                82,000         164,000           246,000             280,000*
           600,000               124,000         248,000           372,000             420,000*
           800,000               166,000         332,000           498,000             560,000*
         1,000,000               208,000         416,000           624,000             700,000*
         1,200,000               250,000         500,000           750,000             840,000*
         1,400,000               292,000         584,000           876,000             980,000*

* Figures reduced to reflect the maximum limitation of 70% of compensation.


     The above table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), on pensions paid under federal income tax qualified plans. However, an executive officer covered by the Corporation's unfunded program will receive the full pension to which he would be entitled in the absence of such limitations.

     The years of credited service under the Retirement Plan for the individuals named in the Summary Compensation Table are: Mr. Stratton-25; Mr. Shiely-12;
Mr. Hamilton-22; Mr. Wier-23 and Mr. Eldridge-32.

EMPLOYMENT AGREEMENTS

     All executive officers of the Corporation, except Mr. Wier, and including the other four named executive officers, have signed a two-year employment agreement, with a one-year automatic extension upon each anniversary date, unless either party gives 30-days' notice that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. The Corporation agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees of the Corporation in comparable positions. In the event of a termination to which these employment agreements apply, the foregoing payments are continued for the remainder of the term of the contract. Mr. Wier's employment agreement provides for retirement benefits described on page 13 and continues in effect through June 30, 2000, unless terminated earlier by the Corporation as the result of death, disability or gross negligence by Mr. Wier. In exchange for enhanced retirement benefits, Mr. Wier has agreed to forego $4,167 per month effective December 1, 1995 from the base salary level that would otherwise have been set by the Nominating, Compensation and Governance Committee for his position and half of any option grants to which he would otherwise be entitled.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

     The Board of Directors has authorized the Chairman of the Board to offer to all executive officers and to certain other key employees change in control employment agreements which ensure the employee's continued employment following a "change in control" on a basis equivalent to the employee's employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. The Corporation currently has such agreements with 17 executive officers and key employees of the Corporation, including all of the executive officers named in the Summary Compensation Table. Such agreements become effective only upon a defined change in control of the Corporation, or if the employee's employment is terminated upon or in anticipation of such a change in control, and automatically supersede any existing employment agreement. Under the agreements, if during the employment term (three years from the change in control) the employee is terminated other than for "cause" or if the employee voluntarily terminates his employment for good reason or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three times the sum of the employee's annual salary and bonus and a "gross-up" payment which will, in general, effectively reimburse the employee for any amounts paid under Federal excise taxes.

                                    AUDITORS

     The Board of Directors of the Corporation has selected the public accounting firm of Arthur Andersen LLP as its independent auditors for the current year. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                            COMMISSION ON FORM 10-K

     The Corporation is required to file an annual report, called Form 10-K, with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 28, 1998 accompanies this Proxy Statement. Requests for additional copies should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

                             SHAREHOLDER PROPOSALS

     Proposals which shareholders intend to present at the 1999 Annual Meeting of Shareholders must be received at the Corporate Offices Building in Wauwatosa, Wisconsin no later than July 23, 1999, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Corporation), and must be received by May 11, 1999 for inclusion in the proxy material for that meeting.

                                 OTHER MATTERS

     The Directors of the Corporation know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

                                   BY ORDER OF THE BOARD OF DIRECTORS
                                   BRIGGS & STRATTON CORPORATION

                                   Robert H. Eldridge, Secretary

Wauwatosa, Wisconsin
September 8, 1998

                         BRIGGS & STRATTON CORPORATION
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 21, 1998  PROXY
                                                                       ------
[BRIGGS & STRATTON LOGO]
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS







     The undersigned does hereby constitute and appoint FREDERICK P. STRATTON, JR. and ROBERT H. ELDRIDGE, and each of them, with several power of substitution, attorneys and proxies, for and in the name, place and stead of the undersigned, to vote all shares votable by the undersigned at the shareholders' annual meeting of Briggs & Stratton Corporation to be held at Rye Brook, New York on October 21, 1998 at 9:00 a.m. Eastern Daylight Time and at any adjournments thereof, subject to the directions indicated on the reverse side hereof, hereby revoking any proxy previously given.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED BY THE PROXIES NAMED HEREIN FOR ALL NOMINEES LISTED AND IN THEIR DISCRETION ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.







                  (Continued and to be Signed on Reverse Side)

                         BRIGGS & STRATTON CORPORATION
                     P.O. Box 702, Milwaukee, WI 53201-0702
             PROXY SOLICITATED ON BEHALF OF THE BOARD OF DIRECTORS





















                               (SEE REVERSE SIDE)
             [-] DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED [-]





                 BRIGGS & STRATTON CORPORATION ANNUAL MEETING
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS


(a)  Election of Directors: Nominees - Eunice M. Filter; Clarence B. Rogers,
                                       Jr.; Frederick P. Stratton, Jr.
     [ ] VOTE FOR all nominees listed above*
     [ ] VOTE WITHHELD from all nominees listed above

     * To withhold authority to vote for any nominee, write the nominee's name on the space below.


    ---------------------------------------------------------------------------

(b) In their discretion on other matters as may properly come before the meeting.

     All as set forth in the Notice and Proxy Statement relating to the meeting, the receipt of which is hereby acknowledged.



[ ] I PLAN TO ATTEND THE MEETING.           Date-------------------------, 1998







                                        SIGNATURE(S) IN BOX

                                        Please sign exactly as your name
                                        appears hereon, giving your full title
                                        if signing as attorney or fiduciary. If
                                        shares are held jointly, each joint
                                        owner should sign. If a corporation,
                                        please sign in full corporate name by
                                        duly authorized officer. If a
                                        partnership, please sign in partnership
                                        name by authorized person.